Exhibit 10.15

IMMUNOGEN, INC.

2004 NON-EMPLOYEE DIRECTOR COMPENSATION

AND DEFERRED SHARE UNIT PLAN

(amended and restated effective as of December 15, 2022)

WHEREAS, the Board of Directors (the “Board”) of ImmunoGen, Inc. (the “Company”) previously established the ImmunoGen, Inc. 2004 Non-Employee Director Compensation and Deferred Share Unit Plan (as amended from time to time, the “Plan”), initially effective July 1, 2004;

WHEREAS, on September 5, 2006 the Board determined to make changes to certain of the terms and conditions of the Plan;

WHEREAS, on September 16, 2009 the Board determined to make additional changes to certain of the terms and conditions of the Plan; and

WHEREAS, on December 15, 2022 the Board has determined to make additional changes to certain of the terms and conditions of the Plan, effective as of this same date with respect to compensation for services to be performed on and following January 1, 2023.

NOW, THEREFORE BE IT RESOLVED, that amounts deferred under the Plan prior to the Effective Date (as defined below) shall continue in accordance with the terms of the Plan as in effect at the time such amount was deferred, unless otherwise redeferred in accordance with Section 4.5 following the Effective Date; and

FURTHER RESOLVED, that the Company, through this instrument establishes the ImmunoGen, Inc. 2004 Non-Employee Director Compensation and Deferred Share Unit Plan, as amended and restated effective as of December 15, 2022 with respect to compensation for services to be performed on and following January 1, 2023, as follows:

Section 1.	Interpretation
1.1.	Purpose

The purpose of the Plan is to facilitate holdings of Deferred Share Units by the Company’s Non-Employee Directors and thereby align their interests more closely with those of the Company’s shareholders.

1.2.	Definitions

Wherever used in the Plan, unless otherwise defined, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect;

(b)	“Annual Director Fees” means the cash compensation earned by a Non-Employee Director pursuant to the Company’s Compensation Policy for Non-Employee Directors then in effect;
(c)	“Beneficiary” has the meaning set forth in Section 2.6;
(d)	“Board” means the Board of Directors of the Company;
(e)	“Change of Control” means the occurrence of any of the following events but, in each case, only if such transaction meets the requirements of a “change in control event” within the meanings of Treas. Reg. § 1.409A-3(i)(5) (with respect to compensation for services to be performed on and following January 1, 2023):
(i)	Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner”) (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or
(ii)	Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the patent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(iii)	Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).
(f)	“Code” means the United States Internal Revenue Code of 1986, as amended;
(g)	“Committee” means the committee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan, initially the Governance and Nominating Committee of the Board, and any individual or individuals to whom such authority has been further delegated by such committee;
(h)	“Common Stock” means shares of the Company’s common stock, $.01 par value per share;
(i)	“Company” means ImmunoGen, Inc., a Massachusetts corporation;
(j)	“Deferred Share Unit” means a unit credited by the Company to a Non-Employee Director by way of a bookkeeping entry in the books of the Company, the value of which at any particular date shall be the Fair Market Value of a share of Common Stock at that date;
(k)	“DSU Account” has the meaning set forth in Section 2.2;
(l)	“Effective Date” has the meaning set forth in Section 1.3;
(m)	“Election Form” means a document substantially in the form attached as Schedule A hereto, as such form may be amended or revised from time to time;
(n)	“Fair Market Value” means:
(i)	If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or last price of the Common Stock on the Composite Tape or other comparable reporting system for the trading day on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date;
(ii)	If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (i), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date; and
(iii)	If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Committee, in good faith, shall determine with respect to any particular date;
(o)	“Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate;
(p)	“Plan” means this ImmunoGen, Inc. 2004 Non-Employee Director Compensation and Deferred Share Unit Plan, as amended and restated from time to time;
(q)	“Quarter” means a fiscal quarter of the Company which, until changed by the Company, shall be the three-month periods ending September 30, December 31, March 31 and June 30 in any calendar year;
(r)	“RSU Grant” means the annual or such other restricted stock unit awards granted to a Non-Employee Director under the Stock Plan in respect of his or her Board service;
(s)	“SFS Election” has the meaning set forth in Section 4.2;
(t)	“Specified Employee” means an individual who is determined by the Committee to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code. The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Plan;
(u)	“Specified Time Election” has the meaning set forth in Section 4.3;
(v)	“Stock Plan” means, as applicable, the Company’s 2018 Employee, Director and Consultant Equity Incentive Plan, the Company’s 2016 Employee, Director and Consultant Equity Incentive Plan, or the Company’s 2006 Employee, Director and Consultant Equity Incentive Plan, as each may be amended from time to time;
(w)	“Stock Unit Fund” has the meaning set forth in Section 2.3; and
(x)	“Termination Date” means, with respect to a Non-Employee Director, the date upon which such Non-Employee Director ceases to be a member of the Board for any reason whatsoever, including death or disability.

1.3.	Effective Date

The Plan, as most recently amended and restated, shall be effective as of December 15, 2022 with respect to compensation for services to be performed on and following January 1, 2023 (the “Effective Date”).

1.4.	Eligibility

Each Non-Employee Director shall be eligible to participate in the Plan.

1.5.	Construction

All references in the Plan to the masculine shall also include the feminine and all references to the singular shall also include the plural and vice versa, as the context shall require. If any provision of the Plan is determined to be illegal or invalid for any reason, in whole or in part, such illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions contained herein. A reference to a “Section” means a section of the Plan, unless expressly stated otherwise.

1.6.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

Section 2.	Administration of the Plan
2.1.	Administration

The Committee shall have complete discretionary authority and power to (a) construe, interpret and administer the Plan and any agreement or instrument entered into under the Plan, (b) establish, amend and rescind any rules and regulations relating to the Plan, (c) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan, including without limitation decisions regarding eligibility to participate and the amount and value of any payment, and (d) delegate to other persons any duties and responsibilities relating to the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. No member of the Committee shall be liable for any action or determination made in good faith. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be binding and conclusive for all purposes and on all persons, including the Company, all Non-Employee Directors and any other person claiming an entitlement or benefit through any Non-Employee Director. All expenses of administration of the Plan shall be borne by the Company.

2.2.	DSU Accounts

The Company shall maintain in its books and records an account for each Non-Employee Director (a “DSU Account”) recording at all times the number of Deferred Share Units credited to such Non-Employee Director’s DSU Account. A Non-Employee Director shall at all times have a nonforfeitable right to his or her Deferred Share Units, provided that, with respect to that portion, if any, of Deferred Share Units credited in respect of RSU Grants, such nonforfeitable right shall commence as of the applicable vesting date of the underlying RSU Grant. Upon payment or distribution in satisfaction of Deferred Share Units credited to a Non-Employee Director in the manner described herein, such Deferred Share Units shall be cancelled. After the end of each calendar year, the Company shall provide each Non-Employee Director with a written statement showing the balance in such Non-Employee Director’s DSU Account as at the end of the applicable calendar year.

2.3.	Notional Investment in Stock Unit Fund

The amount credited to a DSU Account will be notionally invested in a measurement fund for notional investment in shares of Common Stock (the “Stock Unit Fund”). Notional earnings credited to the Stock Unit Fund, including dividends, if any, with respect to Common Stock, shall remain allocated to the Stock Unit Fund and deemed to be reinvested in additional Deferred Share Units until such amounts are distributed. Except as otherwise determined by the Committee, amounts allocated to the Stock Unit Fund shall be distributable in the form of Common Stock.

2.4.	Credit for Dividends on Deferred Share Units

To the extent dividends, if any, are declared on the Common Stock of the Company, a Non-Employee Director’s DSU Account shall be credited with dividend equivalents in the form of additional Deferred Share Units. In the case of a cash dividend, such dividend equivalents shall be credited on the dividend payment date and shall be computed by dividing (a) the amount obtained by multiplying the amount of the dividend declared and paid per share of Common Stock by the number of Deferred Share Units credited to the Non-Employee Director’s DSU Account on the record date for the payment of such dividend, by (b) the Fair Market Value of the Common Stock on the dividend payment date for such dividend, with fractions of Deferred Share Units so credited computed to four decimal points rounded down. In the case of a stock dividend, the number of additional Deferred Share Units shall be equal to the number of Deferred Share Units credited to the Non-Employee Director’s DSU Account as of the record date for such dividend multiplied by the per share Common Stock dividend (including fractional shares) declared by the Company, computed to four decimal points rounded down. Any additional Deferred Share Units that are so credited related to an RSU Grant shall be subject to the same vesting terms and conditions as such underlying RSU Grant.

2.5.	Share Adjustments and Reorganizations

If (a) there is any stock split, stock consolidation, reclassification, recapitalization or similar event affecting the Common Stock, (b) the Common Stock is exchanged in connection with a reorganization, including any merger, amalgamation, consolidation of the Company or similar event, or a sale by the Company of all or substantially all of its assets, for a different number or class of shares or other securities of the Company or for shares or other securities of any other Company, (c) new, different or additional shares or other securities of the Company or of another company are received by holders of the Common Stock, or (d) any distribution is made to the holders of Common Stock (other than a cash dividend), then the Committee shall make such adjustments to the Deferred Share Units credited to the Non-Employee Directors’ DSU Accounts as the Committee deems appropriate, in its sole discretion, to prevent dilution or enlargement of a Non-Employee Director’s rights with respect to his or her DSU Account. Except as provided above, the issuance by the Company of any shares of Common Stock, or any rights, warrants, options or other securities convertible into or exchangeable for any shares of Common Stock, shall not affect the number of Deferred Share Units credited pursuant to the terms of the Plan.

2.6.	Designation of Beneficiary

Upon his or her election or appointment to the Board, subject to applicable law, each Non-Employee Director shall designate, in accordance with such procedures adopted by the Committee from time to time, an individual as his or her beneficiary to receive any benefits that are payable under the Plan upon the death of such Non-Employee Director (the “Beneficiary”). The Non-Employee Director may, subject to applicable laws and in accordance with such procedures adopted by the Committee from time to time, change his or her Beneficiary at any time or from time to time. Where no Beneficiary has been validly designated by the Non-Employee Director, or the Beneficiary does not survive the Non-Employee Director, the Non-Employee Director’s legal representative shall be his or her Beneficiary. In the event of a Non-Employee Director’s death, the Beneficiary shall be entitled to exercise the rights of, and receive the benefits payable to, the Non-Employee Director under Section 4.

Section 3.	Amount of Deferrals
3.1.	Director Remuneration Deferrals
(a)	Each Non-Employee Director may elect to defer any part or all of his or her Annual Director Fees in the form of Deferred Share Units, with the number of Deferred Share Units credited to the Non-Employee Director’s DSU Account determined by dividing the dollar value of the cash deferred by the Fair Market Value of a share of Common Stock on the date such Deferred Share Units are credited to the individual’s DSU Account. Any fractional Deferred Share Unit shall be calculated to four decimal points rounded down. Such Deferred Share Units credited in respect of Annual Director Fees shall be fully vested upon being credited to the individual’s DSU Account and the Non-Employee Director’s entitlement to the distribution of such Deferred Share Units shall be governed by the terms of this Plan.
(b)	Each Non-Employee Director may elect to defer any part or all of his or her RSU Grants in the form of Deferred Share Units, with the number of Deferred Share Units credited to the Non-Employee Director’s DSU

Account equal to the number of shares of Common Stock to be delivered in connection with the vesting or settlement of the deferred RSU Grant. Such Deferred Share Units credited in respect of RSU Grants shall be subject to the same vesting terms and conditions as the underlying RSU Grant.
3.2.	Timing of Election

Each Non-Employee Director shall, if he or she chooses to defer Annual Director Fees or RSU Grants in accordance with Section 3.1 above, complete and deliver an Election Form to the Company by not later than December 31 of the year immediately preceding the calendar year in which the services giving rise to such compensation will be performed, or within 30 days following his or her first election or appointment to the Board, if later, in respect of amounts payable during the remainder of the calendar year following the date of such election in which such appointment occurs. If no timely election has been made, the Non-Employee Director shall be deemed to have elected to receive his or her Annual Director Fees in cash and his or her RSU Grants in the form of non-deferred restricted stock units. Notwithstanding the foregoing, an election (or non-election) made pursuant to this Section 3.2 shall remain in effect for subsequent calendar years until it is changed by the completion and delivery to the Company of a timely and new Election Form, in accordance with the terms of the Plan.

Section 4.	Distribution of Deferred Share Units
4.1.	In General

The Company shall distribute shares of Common Stock in respect of all fully-vested Deferred Share Units credited to the DSU Account of a Non-Employee Director in accordance with the deferral election (SFS Election or Specified Time Election) made by the Non-Employee Director on the Election Form with respect to such Deferred Share Units, or, if earlier, on the first to occur of (a) the death of the Non-Employee Director and (b) a Change of Control (each such date, an “Applicable Distribution Date”). In accordance with Section 4.6, the Company shall distribute such shares of Common Stock in a lump sum.

4.2.	Distributions upon a Termination of Service

A Non-Employee Director may elect to have all or a portion of his or her vested Deferred Share Units credited to the Non-Employee Director’s DSU Account distributed upon his or her termination of service from the Board (each such election, an “SFS Election”).

4.3.	Distributions at a Specified Time

A Non-Employee Director may elect to have all or a portion of his or her vested Deferred Share Units credited to the Non-Employee Director’s DSU Account distributed on a specified date designated by the Non-Employee Director, including any redeferral date elected in accordance with Section 4.6 below (each such election, a “Specified Time Election”). Amounts are payable pursuant to a Specified Time Election if objectively determinable amounts are payable at a date or dates that are objectively determinable at the time the amount is deferred, in accordance with Treasury Regulations Section 1.409A-3(i)(1). If a Non-Employee Director has

a separation from service (other than due to the Non-Employee Director’s death) that occurs before any Specified Time Election made by the Non-Employee Director pursuant to this Section 4.3, any Deferred Share Units credited to the Non-Employee Director’s DSU Account and subject to such Specified Time Election will continue to be subject to such Specified Time Election and will not be distributed upon the Non-Employee Director’s separation from service (not including a separation from service due to the Non-Employee Director’s death).

4.4.	Distributions Upon a Change of Control.

Upon a Change of Control, the Company shall pay to the Non-Employee Director in a lump sum payment the balance of the Non-Employee Director’s DSU Account, calculated as of the date of the distribution due to a Change of Control. Such lump sum payment shall be made within sixty (60) days of the Change of Control. Amounts credited to the DSU Account may be settled in cash in the event of a distribution following a Change of Control.

4.5.	Distributions Upon Death.

If a Non-Employee Director dies, his or her designated Beneficiary or Beneficiaries will be entitled to receive the balance of his or her vested DSU Account, calculated as of the date of the distribution due to death. Distribution to the Beneficiary or Beneficiaries will be made in a lump sum payment within sixty (60) days of the Non-Employee Director’s death.

4.6.	Distribution Process
(a)	Subject to Section 5.7 below, and absent the earlier death of the Non-Employee Director or a Change of Control, upon the occurrence of an Applicable Distribution Date, the Company shall issue to such Non-Employee Director, in accordance with the form of distribution elected by the Non-Employee Director on his or her Election Form, that number of shares of Common Stock equal to the number of fully vested Deferred Share Units credited to the Non-Employee Director’s DSU Account (rounded down to the nearest whole share in the event of any fractional shares) in a lump sum within sixty (60) days following the Applicable Distribution Date.
(b)	Upon the issuance of shares of Common Stock in respect of the Non-Employee Director’s fully vested Deferred Share Units, the Company shall be fully discharged in so doing and all Deferred Share Units credited to the Non-Employee Director’s DSU Account, whether vested or unvested, shall, as provided for in Section 2.2, be cancelled. The shares of Common Stock issued in respect of a Non-Employee Director’s Deferred Share Units hereunder shall be issued pursuant to the Company’s applicable Stock Plan.

Any termination of service triggering payment of amounts under the Plan must constitute a “separation from service” under Section 409A of the Code before distribution of such amounts can commence.

(c)	Notwithstanding anything to the contrary herein, any Deferred Share Units settled in shares of Common Stock shall reduce the number of shares available for grant under the applicable Stock Plan. To the extent required under applicable law, including applicable listing standards, if the Committee determines that settlement of Deferred Share Units in shares of Common Stock could reasonably be expected to result in an issuance of shares of Common Stock in excess of the limit set forth under such Stock Plan (as the same may from time to time be increased by amendment, subject to shareholder approval to the extent required), the Committee may require that a portion or all of the Deferred Share Units in affected Non-Employee Directors’ DSU Accounts be settled in cash.
4.7.	Change in Time or Method of Distribution

A Non-Employee Director’s election with respect to the time and manner of distribution of his or her Deferred Share Units may be modified and/or delayed by the Non-Employee Director according to the following rules:

(a)	The subsequent election shall take effect not earlier than 12 months after the date on which the subsequent election is made;
(b)	Except in the case of the Non-Employee Director’s death, the payment with respect to which an election is made must be deferred for a period of at least five years from the date the payment otherwise would have been made; and
(c)	In the case of a Specified Time Election under Section 4.3, a subsequent election may not be made less than 12 months prior to the date of the first scheduled payment under such Specified Time Election.
Section 5.	General
5.1.	Unfunded Plan

The Plan is designed to be an unfunded arrangement. It is specifically recognized by both the Company and each Non-Employee Director that this Plan is only a general corporate commitment and that each Non-Employee Director must rely upon the general credit of the Company for the fulfillment of its obligations. Under all circumstances the rights of participants in this Plan to any asset held by the Company will be no greater than the rights expressed in this Plan. Nothing contained in this Plan will constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under this Plan or would place the participant in a secured position ahead of general creditors of the Company. The Plan will not create any lien, claim, encumbrance, right, title or other interest of any kind whatsoever in any participant in any asset held by the Company. No specific assets of the Company have been or will be set aside, or will in any way be transferred to any trust or will be pledged in any way for the performance of the Company’s obligations under this Plan that would remove those assets from being subject to the general creditors of the Company.

5.2.	Successors and Assigns

The Plan shall be binding on the Company and its successors and assigns and each Non-Employee Director and his or her heirs and legal representatives and on any receiver or trustee in bankruptcy or representative of creditors of the Company or Non-Employee Director, as the case may be.

5.3.	Amendment or Termination of the Plan

The Board may amend or terminate the Plan at any time as it deems necessary or appropriate, but no such amendment or termination shall, without the consent of the Non-Employee Director or unless required by law, adversely affect the rights of a Non-Employee Director with respect to vested Deferred Share Units to which the Non-Employee Director is then entitled under the Plan.

If the Board terminates the Plan, no additional Deferred Share Units will be credited to the DSU Account of a Non-Employee Director after the effective date of such termination, but previously credited Deferred Share Units shall remain outstanding, be entitled to dividend equivalents as provided under the Plan, and be distributed in accordance with the terms and conditions of the Plan existing at the time of termination. The Plan will finally terminate for all purposes when the last remaining Non-Employee Director receives distribution of all vested Deferred Share Units which have been credited to his or her DSU Account.

5.4.	Applicable Trading Policies

The Committee and each Non-Employee Director will ensure that all actions taken and decisions made by the Committee or the Non-Employee Director, as the case may be, pursuant to the Plan comply with all applicable laws, including securities and income tax laws, and all applicable policies, guidelines or similar requirements of the Company relating to conflicts of interest, business and ethical conduct.

5.5.	Limitations on Rights of Non-Employee Directors
(a)	Except as specifically set out in the Plan, no Non-Employee Director or any other person shall have any claim or right to any cash, shares of Common Stock, or other benefit in respect of Deferred Share Units credited pursuant to the Plan.
(b)	Any and all of the rights of the Non-Employee Directors respecting Deferred Share Units or other benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution, nor shall they be pledged, encumbered or charged, and any attempt to do so shall be void.
(c)	Neither the Plan nor any amount credited hereunder shall be construed as conferring upon a Non-Employee Director a right to be retained as a member of the Board or a claim or right to any future amounts or other benefits under the Plan.

(d)	Under no circumstances shall Deferred Share Units be considered Common Stock of the Company nor shall they entitle any Non-Employee Director or other person to exercise any voting rights or any other rights attaching to the ownership of Common Stock, except with respect to the crediting of dividend equivalent amounts pursuant to Section 2.4, nor shall any Non-Employee Director or other person be considered the owner of Common Stock by virtue of this Plan until such time, if any, as shares of Common Stock are delivered to the Non-Employee Director hereunder.
(e)	Any liability of the Company to any Non-Employee Director with respect to receipt of Deferred Share Units shall be based solely upon contractual obligations created by the Plan. Neither the Committee nor the Board shall be liable for any actions taken in accordance with the terms of the Plan.
5.6.	Compliance with Law

The obligations of the Company to deliver shares of Common Stock with respect to Deferred Share Units pursuant to the terms of the Plan are subject to compliance with all applicable laws and regulations. In connection with the Plan, each Non-Employee Director shall comply with all applicable laws and regulations and shall furnish the Company with any and all information and undertakings as may be required to ensure compliance therewith.

5.7.	Applicable Taxes and Deductions

The Company will have the right to withhold from any amount payable hereunder any applicable federal, state and local taxes. Any reduction in accordance with the foregoing shall, to the extent applicable, be effected in accordance with Section 409A of the Code and Treasury Regulation thereunder.

This Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of this Plan, payments provided under this Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption thereunder. For purposes of Section 409A of the Code, references to termination of service will be interpreted consistent with the definition of “separation from service” in Section 409A of the Code (after giving effect to the presumptions contained therein), to the extent required under Section 409A of the Code, and each installment in a series of payments will be treated as a separate “payment.”

Notwithstanding anything to the contrary in this Plan, if at the time of a Non-Employee Director’s termination of service, the Non-Employee Director is a Specified Employee, to the extent required to comply with Section 409A of the Code, any and all amounts payable under this Plan on account of such separation from service that would (but for this provision) be payable within six months following the date of termination will instead be paid on the next business day following the expiration of such six-month period or, if earlier, upon the Non-Employee Director’s death.

Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Non-Employee Director on account of non-compliance with Section 409A of the Code.

Exhibit 10.15

SCHEDULE A

IMMUNOGEN, INC.

COMPENSATION ELECTION FORM FOR NON-EMPLOYEE DIRECTORS

INDIVIDUAL ELECTION FORM

(Attached.)

[Remainder of Page Intentionally Left Blank]

IMMUNOGEN, INC.

COMPENSATION ELECTION FORM FOR NON-EMPLOYEE DIRECTORS

INDIVIDUAL ELECTION FORM

The undersigned hereby confirms that I have read, and agree to abide by, the terms of the ImmunoGen, Inc. Compensation Policy for Non-Employee Directors of the Board of Directors (the “Board”) and the ImmunoGen, Inc. 2004 Non-Employee Director Compensation and Deferred Share Unit Plan, as the same may be amended and in effect from time to time (the “Plan”). I understand that I may make annual elections in accordance with the terms of the Plan. In accordance with those terms, I make the following elections with respect to the compensation specified below to be paid to me as a Non-Employee Director with respect to services to be performed in calendar year 2023 (and thereafter, unless I timely file a new deferral election form), unless this is my first such compensation, in which case this election, if made within thirty (30) days of my initial appointment to the Board (the “30-Day Eligibility Date”), will be applicable with respect to compensation paid for services to be performed in calendar year 2022 subsequent to the 30-Day Eligibility Date:

I.	Annual Fee Election (Board and Committee Service; Otherwise Payable in Cash)

A.

I may elect to receive all such compensation in the form of cash, Deferred Stock Units (“DSUs”), shares of the Company’s common stock, or a combination thereof. Accordingly, I elect to receive my Annual Meeting Fee as follows:

1.	_____% in Cash (100% of this option is the default)

2.	_____% in DSUs settling upon a termination of service from the Board (for any reason)

3.	_____% in full value shares of ImmunoGen’s common stock

4.	100 % Total

II.	Equity Grant Election (for Award Granted in 2023)

Non-employee directors will receive Restricted Stock Units (“RSUs”), which will vest one (1) year after grant, generally subject to providing continuous service as a Non-Employee Director through such date.

I may elect to defer settlement of any RSUs that vest by their terms for three (3) years or until my termination of service from the Board for any reason. Accordingly, I elect to have my 2023 RSU grant, to the extent it vests by its terms, settled as follows:

(Please choose only one option):

1.	_____ settlement upon vesting (i.e., one (1) year from grant) (This option is the default)

2.	_____ settlement at a date three (3) years from vesting (i.e., four (4) years from grant)

3.	_____ settlement upon a termination of service from the Board (for any reason)

III.	Re-deferral of Previously Granted Director Fee Elections

Except as provided below, DSUs granted in previous years (i.e., not including any grants made above under Section I.A.2.) are eligible for amendment of certain settlement terms (described herein as “re-deferring” such grants). Therefore, I may elect to re-defer the settlement of any previously vested DSU grants until at least the fifth anniversary of my termination of service from the Board for any reason. Any such re-deferral shall not take effect for at least twelve (12) months after the date such election is made. In addition, a re-deferral will not be effective if I retire or otherwise terminate service within twelve (12) months of the date such election is made. For convenience, a schedule of all previously vested DSU grants is attached as Schedule A. Using the grant-by-grant information provided on Schedule A, I hereby elect to re-defer my previously vested DSU grants as follows:

1.

For Grant Nos. _______________ [please enter specific Grant Nos. from Schedule A], I hereby request settlement upon my retirement/termination from the Board (i.e., no change to my existing DSU settlement schedule) (This option is the default)

2.	For the following Grant Nos., I hereby request re-deferred settlement as follows:

a.

For Grant Nos. _______________ [please enter specific Grant Nos. from Schedule A], I hereby request re-deferred settlement at a date five (5) years from the date of my retirement/termination from the Board

b.

For Grant Nos. _______________ [please enter specific Grant Nos. from Schedule A], I hereby request re-deferred settlement at a date six (6) years from the date of my retirement/termination from the Board

c.

For Grant Nos. _______________ [please enter specific Grant Nos. from Schedule A], I hereby request re-deferred settlement at a date seven (7) years from the date of my retirement/termination from the Board

d.

For Grant Nos. _______________ [please enter specific Grant Nos. from Schedule A], I hereby request re-deferred settlement at a date eight (8) years from the date of my retirement/termination from the Board

e.

For Grant Nos. _______________ [please enter specific Grant Nos. from Schedule A], I hereby request re-deferred settlement at a date nine (9) years from the date of my retirement/termination from the Board

f.

For Grant Nos. _______________ [please enter specific Grant Nos. from Schedule A], I hereby request re-deferred settlement at a date ten (10) years from the date of my retirement/termination from the Board

[Remainder of Page Intentionally Left Blank]

By signing below, I hereby acknowledge all of the following:

●	I understand that by making the elections shown above as described in the Plan, I have agreed to defer the payment of certain proceeds from certain RSUs and DSUs in accordance with the terms of this deferral election and, prior to payment, that such deferred RSUs and DSUs shall remain part of the general assets of ImmunoGen, Inc., subject to the claims of creditors.
●	I understand and accept that any change that I am requesting under a re-deferral election set forth in Section III above will result in a delay of five (5) or more years to my scheduled distribution date in compliance with Internal Revenue Code Section 409A (“Section 409A”).
●	I understand that if I am a “specified employee” at the time of my separation from service, I may be required to wait six (6) months until I receive the distribution referenced above.
●	I understand that any election shown above will be irrevocable to the extent it is accepted by the Plan administrator and that any such election, and any future changes to such election (if available), will be subject to the terms of the Plan.
●	I understand that any election shown above will remain in effect for future years unless I timely file a new deferral election form.
●	I acknowledge that I have received a copy of the Plan and that I have carefully considered my personal tax and financial consequences of making the elections shown above.
●	I acknowledge and agree that the Company has not provided me with any individual tax or financial advice with respect to any election shown above.

___________________________________ _______________________________

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